Source: Universal Energy Corp.

Universal Energy Corp. Anticipates Commencement of Drilling at East OMG in Less Than Two Weeks

HOUSTON, October 3 /PRNewswire-FirstCall/ -- Universal Energy Corp. (OTC Bulletin Board: UVSE - News) is pleased to announce that drilling at the East OMG prospect in Cameron Parish, Louisiana will begin within the next two weeks.

"Drilling operations have moved swiftly over the past few weeks," commented Billy Raley CEO of Universal Energy Corp. when asked about Universal Energy Corp.'s drilling schedule. Raley continued "We are completing the necessary steps to bring Amberjack and Caviar #1 to production while preparing for what is expected to be huge profits from East OMG."

About the East OMG Prospect

The East OMG 3-D prospect is located in Cameron Parish, Louisiana. Wells adjacent to the prospect have produced outstanding returns such as Chalkley Miogyp field and S. Lake Arthur, which have cumulative production of 500 billion cubic feet equivalent ("BCFE") and 800 billion cubic feet, respectively. Production from the adjacent wells listed above is from the same Upper Miogyp sandstones that are the main objective of the East OMG Prospect. The combined reserve potential of the four principal objective sandstones that comprise the East OMG prospect is estimated to be greater than 59 BCFE.

About Universal Energy Corp. - Universal Energy Corp. is an energy company engaged in the acquisition and development of crude oil and natural gas leases in the United States and Canada. We pursue oil and gas prospects in partnership with oil and gas companies with exploration, development and production expertise. Our prospect areas consist of lands in Alberta, Canada, Louisiana and Texas. Visit www.universalenergycorp.info for more details.

Safe Harbor Statement

All statements, other than statements of historical fact, included in this press release are forward-looking statements within the meaning of the private securities Litigation Reform Act of 1995. The forward-looking statements, including statements about the company's future expectations, including future revenues and earnings, and all other forward-looking statements (i.e., future operational results and sales) are subject to assumptions and beliefs based on current information known to the company and factors that are subject to uncertainties, risk and other influences, which are outside the company's control, and may yield results differing materially from those anticipated. The Company makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration opportunities being fewer than currently anticipated. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings.

CONTACT:

Universal Energy Corp.

Billy Raley, CEO, (800) 975-2076

braley@universalenergycorp.info